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                                                                   Exhibit 99.18



May 26, 2005

        I hereby consent to being named as a person nominated to become a member of the board of directors of Diamond Foods, Inc. in the registration statement on Form S-1, of Diamond Foods, Inc. filed on March 25, 2005, and any subsequent amendments thereto.


/s/ Laurence M. Baer
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Laurence M. Baer